Free Writing Prospectus

VanEck Merk Gold Trust

2020-05-13 - OUNZ-webinar

0001546652

Pursuant to 433/164

333-180868

May 2020

Accessing Physical Gold Amid the Pandemic

- Gold In An Era of COVID-19, Fed & Deficits
- Physical Gold: Shortages & Disruptions
- Gold Investing: How To Invest In Physical Gold

Speakers:



Jan van Eck, *VanEck CEO*



Axel Merk, *Merk President and CIO*

This webinar is jointly hosted by Merk and VanEck.

Important Information

Disclosure

OUNZ must be preceded or accompanied by the prospectus. Before investing you should carefully consider the Fund's investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which is available at www.merkgold.com/prospectus. Please read the prospectus carefully before you invest.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the investment Company act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value ("NAV"). Brokerage commissions will reduce returns.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor's ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the Trust.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take considerable time depending on your location.

For a more complete discussion of the risk factors relative to the trust, carefully read the prospectus. The sponsor of the Trust is Merk Investments LLC (the "Sponsor"). VanEck and Foreside Fund Services, LLC, provide marketing services to the Trust.

Webinar Contents

- Interest rates in age of COVID
- Central banks and debt
- Gold and equities
- Technical Resistance
- VanEck Merk Gold Trust (OUNZ)

China Interest Rate Spreads



400
350
300
250
200
150
100
50
0
Yield Spread vs. CDB Bond (bps)
2015
2016
2017
2018
2019
2020
Central SOEs
Local SOEs
Non-SOEs

Source: UBS. Data as of April 30, 2020. Past performance is no guarantee of future results. Chart is for illustrative purposes only. Spreads are measured relative to average yield of 1, 3, 5, and 10 year bonds issued by the China Development Bank. SOE represents state-owned enterprises.

Chinese Interest Rates


8
7
6
5
4
3
2
1
0
2015
2016
2017
2018
2019
2020
Non-SOEs
Central SOEs
CDB Average Yield (1/3/5/10Y)

Source: UBS. Data as of April 30, 2020. Past performance is no guarantee of future results. CDB: China Development Bank.

Negative Real Rates A Sign Post For Past Gold Bull Markets

- Historically, gold prices have reacted strongly to negative real interest rates
- Given the possibility for a potentially long-than-anticipated recovery, gold remains an attractive option

U.S. Real Interest Rates vs. Gold


U.S. Real Interest Rates
Gold Price
Real U.S. Interest Rates
10%
8%
6%
4%
2%
0%
-2%
-4%
-6%
$2,000
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
Gold Price ($US/oz)
1972
1976
1980
1984
1988
1992
1996
2000
2004
2008
2012
2016
2020

Source: CIBC, Federal Reserve of St. Louis, VanEck. Data as of April 2020. See important disclosures and definitions at end of this presentation.

VanEck®

MERK®

Fed Assets and Gold

Federal Reserve Total Assets (grey) and Gold (black)



Weekly 12/31/1999 - 4/24/2020
Federal Reserve Total Assets (R1) 6573
Gold ($/oz) (R2) 1730
7000
6573
6000
5000
4000
3000
2000
1000
2000
1800
1730
1600
1400
1200
1000
800
600
400
200
'00
'01
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11
'12
'13
'14
'15
'16
'17
'18
'19
'20

Source: © Merk Investments, Bloomberg

R1 = first right hand axis; R2 = second right hand axis

MERK

U.S. Deficits and Gold

U.S. Monthly Budget Deficits (10-month moving average) (grey) and Gold (black)



Monthly 12/31/1984 - 5/4/2020
US Treasury Budget Deficit in $ Billions (12m MA) on 3/31/20 (R1) 119.1
Gold Price ($/oz) (R2) 1708
1708
86.4
100.0
80.0
60.0
40.0
20.0
0.0
-20.0
2000
1000
900
800
700
600
500
400
300
Log
1985-1989
1990-1994
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

Source: © Merk Investments, Bloomberg

R1 = first right hand axis; R2 = second right hand axis

MERK

U.S. Dollar Index and Gold

U.S. Dollar Index (inverted) (grey) and Gold (black)



Monthly 12/31/1969 - 4/24/2020
Gold (R1) 1730
US Dollar Index (R2) 100
1730
100
2000
1000
600
500
400
300
200
100
60
50
40
30
80
120
140
160
Low => High
1970-1974
1975-1979
1980-1984
1985-1989
1990-1994
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

Source: © Merk Investments, Bloomberg

R1 = first right hand axis; R2 = second right hand axis

Gold in other Currencies

Gold in euros (grey) Gold in Japanese yen (red) and Gold in U.S. dollars (black), indexed to 100 at 12/31/2010



Normalized As Of 12/31/2010
Daily 12/31/2010 - 4/27/2020
Last Price
XAUUSD BGN Curncy 121
XAUEUR Curncy 149
XAUJPY Curncy 160
Hi: 133.69
Hi: 161.48
Low: 94.45
Low: 81.65
Low: 73.95
160
149
140
121
100
80
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Source: © Merk Investments, Bloomberg

Gold Performance

U.S. Treasury Total Return Index (grey), S&P 500 Total Return Index (red), and Gold (black), index to 100 on 12/31/1999



Normalized As Of 12/31/1999
Daily 12/31/1999 - 4/27/2020
Gold ($/oz) 601
Bloomberg Barclays US Treasury Total Return Index 270
S&P 500 Total Return Index on 4/24/20 286
700
601
500
400
270
200
100
0
'00
'01
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11
'12
'13
'14
'15
'16
'17
'18
'19
'20

Source: © Merk Investments, Bloomberg

Gold vs. S&P 500

S&P 500 (grey) and Gold (black) (top panel) and 2-year rolling correlation (lower panel)



Weekly 1/5/1973 - 4/24/2020
Gold ($/oz) 1730
S&P 500 Index 2837
4000
2837
1730
1000
600
400
200
100
60
0.3978
0.20
0.00
-0.20
-0.40
Correlation(SPX Index,PR005,104,0) (GOLDS) 0.3978
1975-1979
1980-1984
1985-1989
1990-1994
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

Source: © Merk Investments, Bloomberg

Correlation: a statistical measurement that gives the degree of relationship between two variables. In a diversified portfolio, correlation represents the degree of relationship between the price movements of different assets in a portfolio.

MERK®

Gold and Bear Markets

S&P 500 (grey) and Gold (black) with bear markets* (shaded red)


Weekly 1/2/1970 - 4/24/2020
Gold Spot Price $/oz (R1) 1730
S&P 500 Index (R2) 2837
1730
2837
2000
1000
600
500
400
300
200
100
60
50
40
30
4000
2000
1000
600
500
400
300
200
100
60
50
Log
1970-1974
1975-1979
1980-1984
1985-1989
1990-1994
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

Source: © Merk Investments, Bloomberg

R1 = first right hand axis; R2 = second right hand axis

*Red shaded areas represent S&P 500 drawdowns greater than 20%

MERK®

Gold and Inflation

5yr5yr Inflation swap minus U.S. 10yr Treasury Yield (grey) and Gold (black)



Hi: 1.50
Low: -2.19
Weekly 1/2/2004 - 4/24/2020
US 5y5y Inflation minus 10yr Yield (R1) 1.27
Gold Price ($/oz) (R2) 1730
1.50
1.27
1.00
0.50
0.00
-0.50
-1.00
-1.50
-2.00
-2.50
2000
1800
1730
1600
1400
1200
1000
800
600
400
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Source: © Merk Investments, Bloomberg

R1 = first right hand axis; R2 = second right hand axis

Gold Approaching Technical Resistance

Gold Spot Price ($oz)
1/2007 – 5/5/2020


Reset
1800 - 1900 = Resistance
2000
1800
1698.03
1600
1518.26
1386.92
1331.85
1200
1000
800
600
400
Last Price 1698.03
High on 09/09/11 1921.15
Average 1263.34
Low on 06/29/07 639.50
SMAVG (50) on Close 1518.26
SMAVG (100) on Close 1386.92
SMAVG (200) on Close 1331.85
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021

Source: Bloomberg: SMAVG represents simple moving averages of various lengths measured in days.

VANECK® MERK® GOLD TRUST (OUNZ)

THE GOLD ETF THAT DELIVERS



VanEck Merk Gold Trust (OUNZ)
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THERE'S AN ETF FOR THAT
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Past performance does not guarantee future performance or results.

Notes: Video first published by Bloomberg on 2/27/19; net assets as of 05/05/20 $255.9 million. Inception date 5/16/14. Expense ratio 0.40%. The Bloomberg Intelligence ETF Traffic Light System is not a ratings system, nor a recommendation of products to purchase. The system has been created to complement the unique ways institutional and retail investors are using Exchange Traded Funds (ETFs) today. The Bloomberg Intelligence Traffic Light System is simply meant to alert investors to the potential surprises from investing in an ETF based on its underlying structure, underlying holdings, and/or past pricing issues. The System is not meant to be used as the sole input for an investment decision. It is simply meant to provide an initial level of due diligence to help warn investors of potential pitfalls down the road. Every ETF that has been assessed is given a score and a list of the relevant factors included in that score can be found under Factor Summary at this document explaining the Bloomberg Intelligence ETF Traffic Light System. The Traffic Light score is almost completely automated based on underlying Bloomberg data. Therefore, changes to an ETP's data points within the Bloomberg database may affect that ETP's score. ETPs with 1 point or less are given a green light; ETPs with 2-4 points are given a yellow light; and ETPs with 5 points or greater

Deliverability Matters

- The gold's really there
- Mitigate confiscation risk
- Access gold when supply is tight
- Tax efficiency

OUNZ delivers

- Literally

VANECK® MERK® GOLD TRUST (OUNZ)

THE GOLD ETF THAT DELIVERS

OUNZ's patented process works

- You may request gold any business day
- Pre-approval historically within less than a day
- Share submission Tuesday. Gold delivered Friday[1]
- Tax efficiency
- Merk customer service

OUNZ Delivers during #Covid19

- OUNZ was designed with a crisis in mind. OUNZ delivers.

[1] If Merk receives notification promptly at 4pm ET that OUNZ shares have been submitted, an exchange to coins can be completed within 2 business days for overnight delivery on the third business day. Please see important disclosure at the beginning of this presentation and the prospectus.

OUNZ isn’t affected by COMEX issues

- COMEX gold futures prices deviated substantially from the spot price in March, in part because it operates a derivatives market on what Merk considers a niche market product that was under stress during a time when logistics channels were disrupted and refineries shut
- OUNZ holds gold
- OUNZ not in the business of buying & selling gold
- Authorized Participants deliver gold to custodian
- Shares are issued only if custodian confirms gold has been allocated

COMEX is a market for trading derivatives on metals such as gold, silver, copper, and aluminum.

What is the "price of gold" ?

- Spot price of gold commonly quoted is the price of an ounce of gold in a "London Bar" in London.
- Prices may differ in different locations.
- Coins have tended to trade at premium
- Derivatives may be a contract to obtain gold, but are *not* gold.

A London Bar is a gold bar meeting the London Good Delivery Standards, also known as a London Good Delivery; the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars set forth in "The Good Delivery Rules for Gold and Silver Bars" published by the London Bullion Market Association (LBMA).

What about gold shortages

- OUNZ holds London Bars
- OUNZ not in the business of buying & selling gold
- Authorized Participants deliver gold to custodian
- Shares are issued only if custodian confirms gold has been allocated

OUNZ is a pro-rata ownership in gold.

- OUNZ's primary objective is to allow investors to own gold through the ETF and request delivery. It's only OUNZ's *secondary* objective is to track the price of gold.

VANECK® MERK® GOLD TRUST (OUNZ)

THE GOLD ETF THAT DELIVERS

Taking Delivery

- OUNZ holds London Bars, may always be requested
- Coin availability subject to market conditions
- Fees at merkgold.com/fees reflect market conditions


UNITED STATES OF AMERICA
IN GOD WE TRUST
$50
1 OZ. .9999 FINE GOLD

OUNZ delivers

- OUNZ has facilitated deliveries in recent weeks, including 100 1oz American Buffalos when many dealers had no inventory

VANECK® MERK® GOLD TRUST (OUNZ)

THE GOLD ETF THAT DELIVERS

Bar List at merkgold.com

BULLION WEIGHTLIST

Thursday 23 Apr 2020 15:11:34

The following are all items under this allocated account in the name of BONYMERK-MTL as on value date 2020-04-23
Transaction : Allocation (20042300BH1ART)
Account No : 4249 - Van Eck Merk Gold Trust
Commodity : Gold
Unit of Weight : Troy Ounces
Total Bars : 368
Total FTO : 149,116.116

Brand	Bar No.	Assay	Year	Shape	Gross Ounces	Fine Ounces	Vault	Pallet
PAMP SA	C010582	9998	2016	400 Oz	420.450	420.366	JPM London V (VLT)	2775.030
PAMP SA	C010595	9998	2016	400 Oz	415.900	415.816	JPM London V (VLT)	2775.030
PAMP SA	C010588	9998	2016	400 Oz	417.050	416.966	JPM London V (VLT)	2775.030
PAMP SA	C010573	9997	2016	400 Oz	418.725	418.599	JPM London V (VLT)	2775.030
PAMP SA	C010578	9997	2016	400 Oz	416.250	416.125	JPM London V (VLT)	2775.030
Asahi Refining Canada Limited	059836	9992	2018	400 Oz	423.025	422.686	JPM London V (VLT)	4249.1
Asahi Refining Canada Limited	059837	9992	2018	400 Oz	417.100	416.766	JPM London V (VLT)	4249.1
Asahi Refining Canada Limited	059838	9992	2018	400 Oz	416.425	416.091	JPM London V (VLT)	4249.1
Asahi Refining Canada Limited	059839	9992	2018	400 Oz	417.550	417.216	JPM London V (VLT)	4249.1
Asahi Refining Canada Limited	059840	9992	2018	400 Oz	416.675	416.341	JPM London V (VLT)	4249.1
Asahi Refining Canada Limited	059841	9990	2018	400 Oz	421.300	420.878	JPM London V (VLT)	4249.1
Asahi Refining Canada Limited	059842	9990	2018	400 Oz	412.050	411.638	JPM London V (VLT)	4249.1
Asahi Refining Canada Limited	059843	9990	2018	400 Oz	423.925	423.501	JPM London V (VLT)	4249.1
Asahi Refining Canada Limited	059844	9990	2018	400 Oz	418.050	417.632	JPM London V (VLT)	4249.1
Asahi Refining Canada Limited	042592	9993	2017	400 Oz	406.975	406.690	JPM London V (VLT)	4249.1
Asahi Refining Canada Limited	042628	9998	2017	400 Oz	409.700	409.618	JPM London V (VLT)	4249.2
Asahi Refining Canada Limited	042627	9998	2017	400 Oz	412.400	412.317	JPM London V (VLT)	4249.2
Asahi Refining Canada Limited	042626	9998	2017	400 Oz	419.925	419.841	JPM London V (VLT)	4249.2
Asahi Refining Canada Limited	042625	9998	2017	400 Oz	411.500	411.417	JPM London V (VLT)	4249.2
Asahi Refining Canada Limited	042624	9998	2017	400 Oz	413.375	413.292	JPM London V (VLT)	4249.3
Asahi Refining Canada Limited	042623	9998	2017	400 Oz	425.675	425.589	JPM London V (VLT)	4249.3
Asahi Refining Canada Limited	042622	9998	2017	400 Oz	423.450	423.365	JPM London V (VLT)	4249.3
Asahi Refining Canada Limited	042621	9998	2017	400 Oz	419.400	419.316	JPM London V (VLT)	4249.3
Asahi Refining Canada Limited	042620	9998	2017	400 Oz	418.800	418.716	JPM London V (VLT)	4249.3
Asahi Refining Canada Limited	042619	9998	2017	400 Oz	421.725	421.640	JPM London V (VLT)	4249.3
Asahi Refining Canada Limited	042618	9998	2017	400 Oz	423.425	423.340	JPM London V (VLT)	4249.3
Asahi Refining Canada Limited	042617	9998	2017	400 Oz	427.050	426.964	JPM London V (VLT)	4249.4

This is a partial listing; the complete bar list is available at merkgold.com.

Audits

- Vault Audits
- Financial Report Audit
- Internal Control Audit



In addition to vault audits by Inspectorate, Merk representatives periodically inspect the gold

VANECK® MERK® GOLD TRUST (OUNZ)

THE GOLD ETF THAT DELIVERS


OUNZ Price vs Gold Price
OUNZ price (black) and Gold price (grey)
Daily 5/16/2014 - 4/27/2020
OUNZ Price/Share (R1) 16.89
Gold ($/oz) (R2) 1729.60
16.89
1729.60
1700
16.00
1600
15.00
1500
14.00
1400
13.00
1300
12.00
1200
11.00
1100
10.00
1000
2014
2015
2016
2017
2018
2019
2020
Past performance is no guarantee of future results.

Source: © Merk Investments, Bloomberg

R1 = first right hand axis; R2 = second right hand axis

VANECK® MERK® GOLD TRUST (OUNZ)

THE GOLD ETF THAT DELIVERS

OUNZ vs GLD

	OUNZ	GLD
Fees	0.40%	0.40%
Backed by Physical Gold	Yes	Yes
Min. Delivery Size	1 oz	N/A (~10,000 oz)
Global/Home Delivery Possible?	Yes	No

The expense ratio of SPDR Gold Trust (GLD) is as of May 11, 2020. An investor should consider a fund's investment objectives, fees, considerations, risk tolerance, and time horizon before making any investment decision.

London Bars are delivered using an armored transportation service and will not deliver to residential addresses.

VANECK® MERK® GOLD TRUST (OUNZ)

THE GOLD ETF THAT DELIVERS

Liquidity	• VanEck Merk Gold Trust shares are traded on NY Stock Exchange under the symbol "OUNZ"
Deliverability	• OUNZ holds gold bullion as allocated London Bars • Investors have the option to take delivery of their gold in exchange for their OUNZ shares • Proprietary, patented process for conversion of OUNZ shares into gold bars and coins in denominations investors may desire for delivery
Tax Efficiency	• Taking delivery of gold is not a taxable event,* as investors merely take possession of what they already own: their gold

**It is expected that, if an Investor submits shares to the Trust, the exchange for physical gold will generally not be a taxable event. See tax discussion in prospectus. Not tax advice; please consult with a tax professional for tax advice.*

Notes

Indices and terms referred to in this presentation may include the following:
U.S. Dollar (DXY) Index and Inverse DXY: DXY is a measure of the value of the United States dollar relative to a static basket of currencies with Euro (EUR) 57.6% weight, Japanese yen (JPY) 13.6%, Pound Sterling (GBP) 11.9%, Canadian dollar (CAD) 9.1%, Swiss franc (CHF) 3.6% and Swedish krona (SEK) 4.2% weight. The DXY is a generally well-known measure of the value of the US dollar versus major foreign currencies, and as such makes a relevant reference point for directional currency strategies. The inverse of the DXY is the value of the currency basket relative to the U.S. dollar, i.e. short dollar and long foreign currencies. Because the Merk Hard Currency Fund is long foreign currencies (and therefore short dollar), using the inverse DXY allows for the logical comparison of performance relative to the Fund.
G10: refers to 10 countries/currency areas: Australia (AUD), Canada (CAD), Switzerland (CHF), Eurozone (EUR), United Kingdom (GBP), Japan (JPY), Norway (NOK), New Zealand (NZD), Sweden (SEK), and United States (USD).

S&P 500 Index: a capitalization-weighted index of 500 stocks designed to measure performance of the broad U.S. domestic economy through change in the aggregate market value representing all major industries.
S&P 500 Total Return Index (SPXT): a broad-based measurement of changes in stock market conditions based on the average performance of 500 widely held common stocks. Performance figures assume that all dividends are reinvested.
Spot Gold (XAU): current market price at which an asset is bought or sold for immediate payment and delivery. It is differentiated from the forward price or the futures price, which are prices at which an asset can be bought or sold for delivery in the future.
Other indices as defined on the respective pages. Indices are unmanaged; an investment cannot be made directly in an index.

Alpha: a measure of risk-adjusted return. The excess return of the fund relative to the return of the benchmark is the fund's alpha.
Beta: a measure of systematic risk based on the covariance of the portfolio's return with the return of the overall market. The market has a beta of 1.
Sharpe Ratio: a measure of the excess return per unit of risk in an investment asset or a trading strategy.
Correlation: a measure of how two securities or asset classes move in relation to each other.
Standard Deviation: a measure of volatility.

Disclosure

This presentation was prepared by Merk Investments LLC. Information presented is for general information purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any investment security. The information presented is the current view of the presenter and subject to change without notice. An investment in a strategy described herein has risks, including the risk of losing some or all of the invested capital. Before embarking on a described investment program, an investor should carefully consider the risks and suitability of the described strategy based on their own investment objectives and financial position. Past performance is no guarantee of future results.

The information presented may include opinions, projections and other "forward-looking statements." Due to numerous factors, actual events may differ substantially from those presented. Merk Investments assumes no duty to update any such forward-looking statements or any other information or opinions in this document. Any information and statistical data contained herein derived from third party sources are believed to be reliable, but Merk Investments does not represent that they are accurate, and they should not be relied on as such or be the basis for an investment decision.

The information herein represents the opinion of the author(s), but not necessarily those of VanEck, and these opinions may change at any time and from time to time.

* * *

Published by Merk Investments LLC